Exhibit 99.1


         W-H Energy Services Announces Second Quarter Results


    HOUSTON--(BUSINESS WIRE)--July 28, 2005--W-H Energy Services, Inc. (NYSE: WHQ) announced second quarter income from continuing operations of $11.2 million or $0.39 per share as compared to the $3.0 million or $0.11 per share reported for the same period in the prior year. In the preceding quarter, the Company reported income from continuing operations of $8.7 million or $0.30 per share.
    Earnings for the quarters ended June 30, 2005 and 2004 were impacted by the following items. In the second quarter of 2005, the Company's drilling segment recorded after-tax expenses of $2.2 million or $0.08 per share related to a warehouse fire. Also included in the most recent quarter's results was a $1.1 million or $0.04 per share tax benefit related to the favorable conclusion of a foreign tax audit. In the second quarter of 2004, the Company's earnings included an after-tax write-off of $1.9 million or $0.07 per share of non-cash financing costs. Excluding the items described above, and as reflected in the reconciliation included in this press release, second quarter 2005 earnings per share would have been $0.43 as compared to $0.18 per share in the same period in the prior year. The Company attributed the improvement in earnings to higher utilization, particularly in its drilling segment.
    The Company projects that earnings per share will range from $0.40 to $0.45 for the quarter ending September 30, 2005. This projection incorporates only the storm disruption that the Company has already experienced in and along the Gulf of Mexico and reflects a tax rate of approximately 40 percent which the Company expects will continue for the remainder of 2005.
    Revenues for the second quarter of $157.3 million were 45 percent higher than the second quarter of 2004 and were 10 percent higher than the preceding quarter. Domestic revenues increased 44 percent as compared to the second quarter of last year and were 11 percent higher than the preceding quarter. International revenues increased 54 percent as compared to the second quarter of last year and were 4 percent higher than the preceding quarter.

    QUARTERLY SEGMENT RESULTS

    Drilling

    Revenues in the drilling segment were $100.7 million in the second quarter, 49 percent higher than the comparable period in the prior year and 10 percent higher than the preceding quarter. Operating income of $12.6 million ($8.9 million after costs associated with the aforementioned warehouse fire) was more than triple that posted in the comparable period in the prior year and 61 percent higher than the preceding quarter.

    Completion and workover

    Revenues in the completion and workover segment were $56.6 million in the second quarter, 39 percent higher than the comparable period in the prior year and 12 percent higher than the preceding quarter. Operating income of $13.8 million recorded in the second quarter was 58 percent higher than the comparable period in the prior year and was 14 percent higher than the preceding quarter.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except share and per share amounts)

                      Three Months Ended         Six Months Ended
                           June 30,                  June 30,
                   ------------------------- -------------------------
                       2005         2004         2005         2004
                    -----------  -----------  -----------  -----------

Revenues           $   157,294  $   108,434  $   299,717  $   215,978

Costs and Expenses:
 Cost of revenues       87,814       63,531      168,807      126,447
 Selling, general
  and
  administrative        27,514       20,350       53,407       41,871
 Warehouse fire
  related costs (1)      3,690            -        3,690            -
 Research and
  development            4,523        3,305        9,261        6,343
 Depreciation and
  amortization          13,994       11,031       27,765       21,769
                    -----------  -----------  -----------  -----------
        Total costs
         and
         expenses      137,535       98,217      262,930      196,430

        Operating
         income         19,759       10,217       36,787       19,548

Other (income)
 expenses:
 Interest expense,
  net (2)                2,758        5,301        5,005        7,569
 Other (income)
  expense, net             156           (7)         286          (88)
                    -----------  -----------  -----------  -----------
        Income
         before
         income
         taxes          16,845        4,923       31,496       12,067

Provision for
 income taxes            5,598        1,896       11,566        4,646
                    -----------  -----------  -----------  -----------
        Income from
         continuing
         operations     11,247        3,027       19,930        7,421

Loss from
 discontinued
 operations, net of
 tax                         -       (1,432)           -         (859)
                    -----------  -----------  -----------  -----------
        Net income $    11,247  $     1,595  $    19,930  $     6,562
                    ===========  ===========  ===========  ===========

Earnings (loss) per
 common share:
  Basic:
     From
      continuing
      operations   $      0.40  $      0.11  $      0.72  $      0.27
     From discon-
      tinued
      opera-
      tions                  -        (0.05)           -        (0.03)
                    -----------  -----------  -----------  -----------
        Total      $      0.40  $      0.06  $      0.72  $      0.24

 Diluted
      From
       continuing
       operations  $      0.39  $      0.11  $      0.69  $      0.26
     From
      discontinued
      operations             -        (0.05)           -        (0.03)
                    -----------  -----------  -----------  -----------
        Total      $      0.39  $      0.06  $      0.69  $      0.23

Weighted average
 shares
 outstanding:
  Basic             27,898,950   27,449,217   27,854,517   27,429,731
  Diluted           28,684,997   28,174,623   28,678,945   28,134,147

(1) Warehouse fire related costs for the three and six months ended June 30, 2005 represents costs and expenses related to a fire that occurred on April 17, 2005. For more information, see "Unaudited
  Reconciliation of Non-GAAP Measures" in this press release.
(2) Interest expense for the three and six months ended June 30, 2004 includes a write-off of approximately $3.1 million ($1.9 million after tax) of non-cash financing costs associated with the Company's previous credit facility.




                      W-H ENERGY SERVICES, INC.
                CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                               June 30,   December 31,
                                                  2005        2004
                                              ----------- ------------
                                              (Unaudited)
Assets:
 Cash and cash equivalents                      $ 12,026     $ 10,448
 Accounts receivable, net                        127,361      111,728
 Inventory                                        53,525       48,317
 Other current assets                              9,806       15,566
                                                 --------     --------
          Total current assets                   202,718      186,059

 Property and equipment, net                     253,772      235,317
 Other assets                                    127,317      127,235
                                                 --------     --------
          Total assets                          $583,807     $548,611
                                                 ========     ========


Liabilities and Shareholders' Equity:
 Accounts payable and accrued liabilities       $ 64,260     $ 64,498
                                                 --------     --------
          Total current liabilities               64,260       64,498

 Long-term debt, net of current maturities
  (1)                                            190,000      180,805
 Other liabilities                                39,715       34,713
                                                 --------     --------
          Total liabilities                      293,975      280,016

 Shareholders' equity                            289,832      268,595
                                                 --------     --------
          Total liabilities and shareholders'
           equity                               $583,807     $548,611
                                                 ========     ========


(1) As of June 30, 2005, there was approximately $179.4 million available under the Company's revolving credit facility.





                      W-H ENERGY SERVICES, INC.
           UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                            (in thousands)

                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                                --------  --------  --------  --------
SEGMENTED INFORMATION:
 Revenue:
   Drilling                    $100,743  $ 67,838  $192,541  $140,893
   Completion and workover       56,551    40,596   107,176    75,085
                                --------  --------  --------  --------
         Total revenue         $157,294  $108,434  $299,717  $215,978
                                ========  ========  ========  ========

 Depreciation and
  amortization:
   Drilling                    $  8,925  $  7,117  $ 17,806  $ 14,106
   Completion and workover        5,005     3,848     9,829     7,532
   Corporate                         64        66       130       131
                                --------  --------  --------  --------
         Total depreciation and
          amortization         $ 13,994  $ 11,031  $ 27,765  $ 21,769
                                ========  ========  ========  ========

 Operating income:
   Drilling (1)                $  8,942  $  3,986  $ 16,768  $  9,971
   Completion and workover       13,783     8,749    25,835    14,634
   Corporate                     (2,966)   (2,518)   (5,816)   (5,057)
                                --------  --------  --------  --------
         Total operating
          income               $ 19,759  $ 10,217  $ 36,787  $ 19,548
                                ========  ========  ========  ========

(1) Drilling segment operating income for the three and six months ended June 30, 2005 includes approximately $3.7 million of costs and expenses related to a fire that occurred on April 17, 2005. For more information, see "Unaudited Reconciliation of Non-GAAP Measures" in this press release.





                      W-H ENERGY SERVICES, INC.
          UNAUDITED RECONCILIATION OF NON-GAAP MEASURES (1)
               (in thousands, except per share amounts)

                                 Three Months Ended  Six Months Ended
                                       June 30,           June 30,
                                 ------------------- -----------------
                                      2005     2004     2005     2004
                                    -------  -------  -------  -------

Income from continuing operations
 (as reported)                     $11,247  $ 3,027  $19,930  $ 7,421

a) Warehouse fire related costs      3,690        -    3,690        -
   Less:
    Tax impact of fire related
     costs                          (1,445)       -   (1,445)       -
                                    -------  -------  -------  -------
     After tax charge of fire
     related costs                   2,245        -    2,245        -

b) Tax related items                (1,127)       -   (1,127)       -

c) Write-off of non-cash financing
    costs                                -    3,123        -    3,123
   Less:
    Tax impact of write-off              -   (1,202)       -   (1,202)
                                    -------  -------  -------  -------
    After tax write-off                  -    1,921        -    1,921

                                    -------  -------  ------- --------
    Income from continuing
     operations before select
     items                         $12,365  $ 4,948  $21,048  $ 9,342
                                    =======  =======  =======  =======

Per diluted common share
 information:
  Income from continuing
   operations (as reported)        $  0.39  $  0.11  $  0.69  $  0.26
  a) Warehouse fire related costs,
      net of tax                      0.08        -     0.08        -
  b) Tax related items               (0.04)       -    (0.04)       -
  c) Write-off of non-cash
      financing costs, net of tax        -     0.07        -     0.07
                                    -------  -------  -------  -------
    Income from continuing
     operations before select
     items                         $  0.43  $  0.18  $  0.73  $  0.33
                                    =======  =======  =======  =======

Drilling segment operating income
 (as reported)                     $ 8,942  $ 3,986  $16,768  $ 9,971

  Warehouse fire related costs       3,690        -    3,690        -
                                    -------  -------  -------  -------

    Drilling segment operating
     income before select items    $12,632  $ 3,986  $20,458  $ 9,971
                                    =======  =======  =======  =======

(1) Management believes that the non-GAAP measures included within this press release are used by financial analysts and investors to provide comparative financial information regarding the continuing operations of the Company, particularly with regard to select items including the Company's new credit facility that was obtained in June 2004, the fire that occurred in April 2005 and the result of a 2005 foreign tax audit. These measures should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles.


    W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has operations in North America and select areas internationally.

    Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.


    CONTACT: W-H Energy Services, Inc., Houston
             Shawn M. Housley, 713-974-9071